EXHIBIT 77D

                 POLICIES WITH RESPECT TO SECURITIES INVESTMENTS

On June 25, 2002, the Registrant's Board of Directors/Trustees, adopted, on behalf of ING VP International Equity Portfolio and ING VP Bond Portfolio, in accordance with the requirements of Rule 35d-1 of the Investment Company Act of 1940, investment policies to invest at least 80% of the Portfolios' assets in the type of investment suggested by its name, and to give shareholders 60 days' prior notice before any change in the 80% investment policy is implemented.